JANUARY 10, 2013 / 03:00PM GMT, VOXX - Q3 2013 VOXX International Corporation Earnings Conference Call

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
VOXX - Q3 2013 VOXX International Corporation Earnings Conference Call

EVENT DATE/TIME: JANUARY 10, 2013 / 03:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener GW Communications - IR
Pat Lavelle VOXX International Corporation - President and CEO
Michael Stoehr VOXX International Corporation - SVP and CFO

CONFERENCE CALL PARTICIPANTS
Scott Tilghman B. Riley Caris - Analyst
Ross Licero Craig-Hallum Capital - Analyst
James Winchester QVP - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the VOXX International fiscal 2013 third-quarter conference call. My name is Jasmine and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session toward the end of today's conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's conference, Mr. Glenn Wiener. Please proceed, sir.

Glenn Wiener - GW Communications - IR

Thank you, Jasmine, and welcome to VOXX International's fiscal 2013 third-quarter conference call and webcast. Today's call is being webcast on our website, www.VOXXintl.com, and can be accessed in the Investor Relations section. We also have a replay available for those who are unable to join.

With us on today's call are Pat Lavelle, President and Chief Executive Officer; Michael Stoehr, Senior Vice President and our Chief Financial Officer; and John Shalam, our Chairman of the Board.

Before we begin, I would like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 29, 2012.

We will begin today's call with remarks from Pat, followed by Michael, and we will then open up the call for your questions. And at this time I would like to turn the call over to Mr. Pat Lavelle.

Pat Lavelle - VOXX International Corporation - President and CEO

Thank you, Glenn, and good morning. I would like to start by wishing you all a happy and healthy new year and our best wishes for a prosperous 2013.

I am speaking this morning from the Consumer Electronics Show in Las Vegas where we have introduced new products in every one of our brands. The mood here is upbeat and everyone is looking forward to an improved economic picture in 2013.

Last night we reported third-quarter earnings and from a pretax profitability perspective, we had the best quarter in our 50-year history excluding the quarter in which we sold our [cellular] group.

Our business was driven by continued strength in our domestic operations and we are holding our own in the international markets despite the issues that continue to plague the Eurozone.

Sales came in on target, up 17.5%. Both groups reported increases with Electronics up 21.4%, fueled by the contribution from Hirschmann, Klipsch's domestic business, particularly for higher sales of headphones and sound bars and gains in mobile OEM. As I advised, new OEM programs with both Ford and Nissan began during the second quarter and our domestic OEM sales are now up for the year as well. We expect this to continue into the fourth quarter and next year.

Although sales of remote starts were down through the first half of the year due to the mild weather, we are beginning to see an uptick as snow blankets many parts of the country. The domestic car market is healthy and is expected to exceed industry projections of $15 million for the year.

Internationally is where we have and continue to feel the greatest impact. The recession throughout the Eurozone countries and the weakness in China continues to impact results, although we are beginning to see signs that things are improving in China.

Accessories sales were up 1.7% overall, but we saw close to a 10% increase domestically with most of the gains coming from our RCA and Acoustic Research Power and Reception products and new AR wireless speakers. International accessories are off as expected. However margins remain steady and the addition of the Bauhaus account in Germany should help in future quarters.

Gross profit margins came in at 28.8%, a little ahead of our internal projections and core overhead continues to move lower as we improve our cash management processes and align better internally. We reported EBITDA of $25.8 million, $6.6 million ahead of last year's 3Q. Adjusted EBITDA increased $3.5 million for the quarter and for the nine-month period, adjusted EBITDA is $49.1 million, $7 million better this year than last.

We had strong selling at retail which obviously aided our third quarter but the finish to the holiday season ended on a lackluster note due to the fiscal cliff talks that negatively impacted consumer spending. This will impact 4Q sales and we are expecting to come in somewhat under the $850 million we projected. However, our gross margins are tracking to the 28% projection, if not a little bit better, and we feel confident that we can deliver adjusted EBITDA of $61 million.

I would like to focus the rest of my remarks now on product as we have had new programs kick off and a host of new offerings launched here at CES.

Starting with Accessories. During the third quarter, we introduced our personal sound amplifiers at 1200 CVS retail locations nationwide. I am pleased to report that in the first quarter of fiscal '14, we will be launching at Kmart. We also launched our new AR wireless speaker program with its unique custom Skinit design at Lowe's, Best Buy and RadioShack. These products are gaining traction among the young, mobile focused consumers.

At CES, we displayed a new line of Bluetooth indoor portable wireless speakers under Acoustic Research. Also under AR, we introduced an entire wireless home audio system which marries WiFi and iTunes leveraging Apple airplay. These speakers enable you to control multi-room home audio functions from any iOS device such as your smartphone or computer with no loss of sound reproduction.

New charging programs are coming to markets under RCA, two port, three port and four port, allowing for charging of multiple devices at the same time.

New wireless docking stations for Apple devices and other smartphone and tablets and new clock radios that have sound flow wireless audio technology that connects wirelessly and amplifies your smartphone's audio just by resting it on the radio.

And lastly, we announced a new partnership with Roku to develop an integrated digital antenna with streaming capability. This is an industry first that will allow consumers to receive over the air local HD broadcasts and streaming entertainment from the Roku platform using an RCA or TERK antenna. We are targeting the third quarter of calendar year 2013 for launch.

Within Electronics, first our mobile products. We had on display our rear seat dial mobile TV solution. We have an exclusive agreement to launch an automotive rear-seat entertainment system that will bring over-the-air digital TV broadcasting in the vehicle. 18 major broadcasters, 35 markets and over 100 stations are part of the program. We believe this product should be a growth driver for fiscal 2014.

Car Connection, our telematics OBDII product has launched at retail in Sears and Pep Boys. At the show we introduced Car Connection Pro made for the 12-volt market and Car Link, a version designed exclusively for new car dealers. These products represent new product categories and profit opportunities for us as well as our retail partners.

Car Connection lets consumers monitor, manage and maintain a vehicle's health, driving habits and location right from their smartphone or laptop. It can restrict cellphone usage while driving and is great to track teenagers' driving habits or those of the elderly.

Car Connection Pro, which is designed for the 12-volt specialists adds the ability to tie in a remote start and/or lock/unlock modules. And Car Link, which is the car dealer version, allows for lot management and better customer service through (inaudible) instant alerts relevant to the vehicle's health.

Other new categories for the automotive group is in vehicle, wireless charging cradles with Qi technology, a new, rapidly growing automotive technology that enables consumers to charge portable devices wirelessly in the car. This vehicle has been adopted by Verizon as well as many of the other car companies.

We have the industry's first OEM radio integration products that add Siri Voice Control to improve driver safety while delivering unprecedented convenience that makes driving more stress free. Siri compatibility for hands-free control of your iPhone music, phone dialing, text messaging and iPhone turn by turn navigation.

Finally, our new Lightning connection enabled devices allow for seamless connection without the need of an extra adapter often required to communicate within iPhone 5.

Also within Electronics, but in our high-end audio lines, there is a lot of excitement around the Klipsch lineup for 2013 here at CES, a full line of headphones, their Image A5i Sport, their first ever all-sport in-ear headphone and their Image ONE White, an on-ear Bluetooth model. These round out the line launched in August, our Image S4, S4i and S4a in-ear headphones continue to be strong sellers for Klipsch.

Another Klipsch brand, Energy, launched a new line of indoor and outdoor speakers under the Energy Power Base and Energy Take Classic I/O Series. We showcased new models which were just introduced at Magnolia Home Theater at Best Buy.

We expect to do approximately $200 million in high-end audio this year and we see good opportunities for growth for several of the years to come especially as market conditions improve. There is a very loyal and growing customer base behind the Klipsch brand.

I know that was a lot of product information to digest so feel free to visit the press room on our website to view our press releases and learn a little bit more about our show presence.

Let me summarize our performance to date. We are controlling very well those business elements that are within our control and we are executing on plan. Margins are holding and in many cases increasing. We are lowering overhead and managing expenses. We are investing in our infrastructure to lower our fixed costs. We are profitable, generating good cash flow and paying down debt.

What we can't control is the worldwide economy, but we can minimize the effect that it has on our businesses. We continue to manage our inventory and supply chain to be in a position to grow when conditions improve and to contract operations when and where needed.

International has been weaker than expected this year. We believe we have taken the right steps to hedge our euro exposure and reduce risk.

Domestically, business has improved in fiscal '13. However, we have seen a softening due to the prolonged settlement discussions around the fiscal cliff. We are hoping that the recently passed legislation will allow some clarity for consumers and give them confidence moving into 2013.

Our product lineup and brands are as strong as ever as are our OE relationships, our retail presence and geographic reach.

The Hirschmann acquisition, based on their advanced technology, should be a key growth driver for years to come.

As we move into 2013, there are will no doubt be issues and challenges. I anticipate the first half of the year to be much the same as we have faced this past year. We believe by midyear we will see overall improvements in growth as our newest offerings are delivered. We are coming off our best quarter ever and I am confident in our ability to generate returns for our shareholders.

Now two closing comments. One, I would like to take a moment here to address an important reporting change that will begin with the fiscal fourth quarter. As you know, we currently report our results in a single segment with two groups, Electronics and Accessories. Moving forward and effective as of December 1, 2012, we have changed our reporting structure and we will be reporting now as three groups, Automotive, Accessories, and Premium Audio. We believe this will provide a clearer picture of our business for analysts and investors and will make tracking our progress and growth easier.

And lastly, we are in the final stages of negotiating a settlement with one of our vendors related to the patent infringement suit and we hope to have this finalized during the fourth quarter. When executed, this would positively impact our fiscal '13 EBITDA.

Now I will turn the call over to Mike who will go into detail on some of the numbers and then we can open it for questions. Michael?

Michael Stoehr - VOXX International Corporation - SVP and CFO

Thanks, Pat. Good morning. I would also like to wish everyone a happy new year.

As Pat had mentioned, this was a strong quarter for us. Sales for the quarter were $243 million, an increase of $36.2 million, or 17.5%. As reported, Electronics increased 21.4% and Accessories 1.7%. For the nine months period, consolidated sales increased 18.5% to $628.8 million with Electronics sales increasing 20.1% and Accessories sales increasing 12%.

Hirschmann, which we acquired in March, contributed approximately $39.5 million for the quarter and $115.7 million year-to-date versus nothing last fiscal year. Without Hirschmann, our third-quarter sales were $203 million versus $206 million in last year's third quarter. Sales for our non-European group, which does not include Audiovox Germany and Hirschmann, were up marginally as a result of increased sales in OEM and Accessories. The increase in this group was partially offset by declines in mobile audio, security, satellite fulfillment sales and our planned exit of commoditized products.

As we have discussed, we began two new programs with Ford and Nissan late in the fiscal second quarter and as a result, our OEM business was up 8% in the third quarter and it's now up for the year-to-date period. Our sales were also favorably impacted by higher sales volume at headphones and sound bars at Klipsch.

The increase in non-European Accessories sales was primarily related to higher volumes of new wireless speakers and new distribution channels we have for this product line. Higher sales of antennas stemming from the Summer Olympics and increased consumer usage and higher sales of portable power charging products as electronics devices continue to become more widespread in the home.

Our non-European Accessories business was up close to 10% for the quarter and 18% for the year-to-date period. Offsetting the increase on a consolidated basis was a decline in our European group which does not include Hirschmann. Sales were impacted on translation basis by approximately $1.4 million and $5.4 million for the comparable three- and nine-month period. Further, sales in the group of Electronics and Accessories products were off based on weakness in the general economy.

Gross margins for the quarter on a product basis increased but was offset by unfavorable swings on hedge cost and related sales, and increased warehousing assembly cost compared to last year's quarter. Product gross profit margins were favorably impacted by the Hirschmann acquisition, increased Accessories sales such as wireless speakers and our power charging products, the exiting of lower margin categories as well as a shift to higher OEM sales. Even though product margins were up, the gross profit margins reported were 28.8% versus 28.9% for the fiscal '13 and fiscal '12 third quarters.

Gross margins for the comparable nine months were up 10 basis points for many of the same reasons I just noted, as well as higher sales of OEM products, partially offset by unfavorable swings between hedge costs and related sales, higher freight costs and the cost to ship warehouse facilities to Asia -- in Asia, excuse me.

Through nine months, our gross margins were 27.9% and we feel comfortable with the 28% guidance we gave at the beginning of the year.

Operating expenses for the third quarter were $50.2 million versus $41.4 million, an increase of $8.8 million, and Hirschmann accounted for $10.9 million of the total expenses for this year's third quarter.

We also had higher company-wide advertising expense for the comparable periods. Excluding the impact of Hirschmann, our core overhead was down $2.1 million or over 5%. For the nine-month period, operating expenses were $145.4 million versus $117.3 million with Hirschmann accounting for $32.1 million. Without Hirschmann, operating expenses were down approximately $4 million.

The above decline in expenses in our core overhead were net of an increase in our advertising and marketing budgets which were up marginally for the three- and nine-month periods. After Hirschmann, the decline in our expenses was due to one, reduction in depreciation expenses and conditions, not considering Hirschmann; two, continue overhead reductions in the selected groups of our Company; three, lower occupancy costs related to facilities relocation plant due to the purchase of the Klipsch building as we have discussed; and four, lower professional fees. We plan to continue to take cost out of our business.

The upgrade of our ERP system, which will conclude in the next few months will enable us to streamline and integrate our operations further. We continue to evaluate our consolidation scenarios for our manufacturing, distribution and other office facilities around the world.

While CapEx may be higher this year versus last, we expect to see a reduction in fiscal '14 as the bulk of our systems and facility projects will have been completed.

We reported operating income of $19.8 million versus $18.4 million and $29.7 million versus $30.6 million for the three- and nine-month periods of fiscal '13 and '12 respectively.

Other income and expense. For the comparable quarters, interest and bank charges increased $915,000 due to interest expenses, fees and amortization of deferred financing costs related to our amended credit facilities. Income equity investees, which is income from our joint venture, ASA, increased $56,000.

Other net expenses decreased quarter over quarter by approximately $4.1 million. Last year, in fiscal '12 third quarter, we had charges for a patent infringement settlement of $2.6 million and other contingent charges of approximately $500,000 that did not occur this fiscal quarter.

For the nine month's period, interest and bank charges increased $2 million. Income from ASA increased $475,000, while other net expenses increased by $5.2 million principally due to one, the FX currency charge of $2.7 million related to the Hirschmann acquisition in the first quarter; and two, the net settlement charge of $8.4 million related to the patent lawsuit.

Offsetting these charges was income of approximately $1 million recorded collectively between the first and third quarters of fiscal '13 related to Klipsch counterfeiting claims. Additionally, other net fiscal '12 period included in other-than-temporary impairment charge of $1.2 million related to our investment in Bliss-Tel and a contingent consideration of approximately $2 million.

We are in the final stages of settlement discussions with one of our vendors regarding the patent suit and hope to have additional information to share with you during our fourth quarter.

We reported net income for fiscal '13 three-month period of $13.2 million or a net income per diluted share of $0.56 versus $8.9 million in net income or $0.38 per diluted share in the last year's third quarter. For the comparable nine months, net income of $12.2 million or $0.52 a share versus net income of $14.8 million or $0.64 a share.

Moving onto EBITDA and adjusted EBITDA, with a focus on our adjusted numbers so you can see all the moving parts that have occurred over the last nine months. EBITDA was $25.8 million versus $19.2 million for the comparable quarters and $36.4 million versus $37.2 million for the nine-month period.

Adjusted EBITDA for fiscal '13 third quarter was $25.7 million versus $22.2 million last year, a $3.5 million improvement. Adjustments in the third quarter of fiscal '13 versus fiscal '12 are one, we had $63,000 of stock-based compensation versus $353,000 last year. We had $56,000 of acquisition-related costs versus $25,000 last year. We had a gain of $215,000 related to the Klipsch counterfeiting settlement versus nothing last year. We had no adjustments for patent lawsuits this quarter versus $2.6 million adjustments related to the patent suit last year.

The net effect of all of this is that for this quarter we had a $96,000 adjustment, a negative adjustment, versus a $3 million positive adjustment to our EBITDA.

Adjusted EBITDA for fiscal '13 nine-month period was $49.1 million versus $42.1 million in fiscal '12, an increase of $7 million. For the nine-month period, fiscal '13 to '12, we had $190,000 of stock-based compensation versus $728,000 last year.

We had an $8.4 million settlement charge versus a $2.6 million charge last year. We had a gain of $1 million for the Klipsch counterfeiting settlement versus nothing last year. We had a $789,000 charge related to restructuring of our Asian warehouses versus nothing last year. We had $1.7 million of acquisition costs this year versus $1.6 million last year. And we had a $2.7 million loss on foreign exchange contracts from the Hirschmann acquisition this year versus nothing last year.

The net effect for the nine months is that we had adjustments to our EBITDA of a positive $12.7 million versus a $4.9 million positive adjustment in fiscal '12.

What you see in the third quarter is most of the activity that we have discussed with you is now behind us and we are beginning to get a clearer picture of our operations.

Based on the where we are today and given our performance for the first nine months, we believe we are on track to reach the $61 million in adjusted EBITDA. We are estimating to generate free cash flow of approximately $30 million this fiscal year. We will be in a position to pay down some of our debt and we believe next year's free cash will increase as our major products for our systems and facilities will be completed especially if the global economy show even modest improvement.

Moving on to our balance sheet, our AR turns were 4.5 during the nine months in fiscal '13 versus 4.3. Our inventory turns improved to 3.2 versus 3.1.

At the time of the Hirschmann acquisition, on March 14, 2012, we borrowed approximately $153 million and provided an additional $5 million of working capital to fund their business. Note in doing so, we also paid off the prior ABL loan. As of today, our outstanding borrowings are $173 million which include the net settlement for the patent of approximately $8.4 million.

We are coming off our peak borrowing season now and our seasonal debt we anticipate to be around $138 million to $142 million at the end of this year with further outstanding receivables for collection and our leverage ratio should move in a range of between 2.6 and 2.8.

We had working capital of $215 million with cash and short-term investments of $18.2 million as of November 30, 2012, compared to working capital of $183 million and cash and short-term investments of $13.6 million in our 2012 fiscal year end as of February 29, 2012.

In summary, we had a good quarter. The global economy's consumer spending is the only thing holding us back. Our margins are holding or increasing. Our overhead has and should continue to come down as our integration plans as Pat has discussed, take hold. And we should be in a better position to increase free cash flow and our leverage ratios will continue to improve.

Pat's theme was about controlling what we can control and I echo that sentiment. Overall, we feel good with the direction the Company is heading. Thank you and I will turn this back to Pat. Pat?

Pat Lavelle - VOXX International Corporation - President and CEO

Thank you, Michael. Now we will open the call up to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Scott Tilghman, B. Riley Caris.

Scott Tilghman - B. Riley Caris - Analyst

Thanks. Good morning, everyone. Wanted to touch on a few things. First, just to clarify, the $61 million EBITDA guidance does not include any proceeds in the settlement, correct?

Michael Stoehr - VOXX International Corporation - SVP and CFO

Yes.

Pat Lavelle - VOXX International Corporation - President and CEO

Correct.

Scott Tilghman - B. Riley Caris - Analyst

Second, just talking through or thinking through the retail slowdown that was pretty evident in December as we neared the holiday, I want to sort of compare and contrast that with the pace of your sales typically during the fourth quarter over the three months and how we should think about the revised revenue guidance versus the original 850?

Pat Lavelle - VOXX International Corporation - President and CEO

Well, I think that the month that will probably be impacted the most would be December and part of January. Although we are hoping that now that the legislation has been passed that consumers would feel more comfortable coming back in and purchasing based on Christmas gift cards and things like that that recently has given us some additional business in the month of January.

We are not looking at any major drop-off, but the 850 will come in a little bit below that, but I wouldn't see anything that would prevent us from achieving the bottom-line numbers that we looked at.

Scott Tilghman - B. Riley Caris - Analyst

Thanks. And then separately, I wanted to touch on fourth-quarter gross margin expectations. If I recall correctly, there is some unearned funds that were returned that sort of boosted that number last year.

Pat Lavelle - VOXX International Corporation - President and CEO

Yes.

Scott Tilghman - B. Riley Caris - Analyst

Should we assume something in the neighborhood of the high 28s to low 29s similar to where you have been running the last few quarters or is there some reason mix would drive that to be at a different level?

Pat Lavelle - VOXX International Corporation - President and CEO

You know, at this particular point, it is still a little too early to tell. With Christmas sales being finalized and some programs again going in for January, we don't really see who is achieving -- we know who is getting close but we don't see until after Christmas is really over who is attaining their VIR programs and who is meeting their MDF programs and things like that. And therefore, we would normally get some releases. I anticipate that we would get releases on programs where due to some of the accounts activity during Christmas they may not reach their numbers.

It's a little too early to tell. I am not going to say it is going to mirror last year but I would not be surprised if it was -- if we saw something similar.

Scott Tilghman - B. Riley Caris - Analyst

So presumably that would be upside to your 28% target for the full year?

Pat Lavelle - VOXX International Corporation - President and CEO

Yes.

Scott Tilghman - B. Riley Caris - Analyst

Great. Thank you. That's all I have for now.

Operator

Mike Malouf, Craig-Hallum.

Ross Licero - Craig-Hallum Capital - Analyst

Oh, hi, guys. This is Ross Licero on for Mike. Congratulations on a good quarter.

Pat Lavelle - VOXX International Corporation - President and CEO

Thank you.

Ross Licero - Craig-Hallum Capital - Analyst

It is great to see that you are doing segment reporting, too. Really, really glad to see that. My questions are -- I want to know about Hirschmann how that has been going with regards to the pipeline and the new business signed during the quarter. Could you give me a little color on that?

Pat Lavelle - VOXX International Corporation - President and CEO

Yes, Hirschmann is -- as far as the new business, they are launching on the new business platforms that they have. We are not behind on any product development for programs that are supposed to start this year. Obviously, there are programs designed to start in 2015. We are on target for all of the programs with Hirschmann.

Hirschmann, with the addition of some of the new business and some of the new things that we will be doing with them, is going to be a strong, integral part of our OEM business overall. And as we see the European market improve somewhat, I would expect in the later half of 2013 and as we see the China market, we know that soft landing was achieved so we expect to see some improvement in that market. Prices of vehicles going up, more content going in cars, we expect to see their sales recover that they may have been de-contenting on this year.

Ross Licero - Craig-Hallum Capital - Analyst

Okay, great, and just one housekeeping question on the interest expense line. You said it was your peak borrowing season. Do you expect that to sort of remain around the $2.3 million a quarter or should that come down? Where do you expect it to settle in?

Pat Lavelle - VOXX International Corporation - President and CEO

Mike?

Michael Stoehr - VOXX International Corporation - SVP and CFO

Yes, November, you probably will see it [fall] up a slight tad in the fourth quarter.

Ross Licero - Craig-Hallum Capital - Analyst

Go up a slight tad?

Michael Stoehr - VOXX International Corporation - SVP and CFO

Down.

Ross Licero - Craig-Hallum Capital - Analyst

Oh, okay.

Michael Stoehr - VOXX International Corporation - SVP and CFO

Because we are paying off debt.

Ross Licero - Craig-Hallum Capital - Analyst

Okay, great. Good to hear. Thank you very much.

Operator

James Winchester, QVP.

James Winchester - QVP - Analyst

Yes, good morning and congratulations on a good quarter. My question really comes to the depreciation line. You were able to achieve some savings in depreciation and amortization and that figure has sort of been bounced around a little over the last couple of quarters. Could you give us some guidance on -- first off, how you were able to achieve some savings there, and what you would expect that line to look like in the next few quarters? Thanks.

Michael Stoehr - VOXX International Corporation - SVP and CFO

On the depreciation, we had some items that we were depreciating that just actually ran off. And as we had -- didn't do any acquisitions this year you're not seeing amortization. That is depreciation and amortization, so you're pretty comfortable if you are modeling to look at depreciation and amortization you see this near year for next year.

James Winchester - QVP - Analyst

All right, so running around $4 million a quarter approximately?

Michael Stoehr - VOXX International Corporation - SVP and CFO

Yes.

James Winchester - QVP - Analyst

And of that amount, how much was the amortization of deferred financing costs?

Michael Stoehr - VOXX International Corporation - SVP and CFO

That was $907,00 for the three months or about $300,000 a month.

James Winchester - QVP - Analyst

Okay, for the nine months?

Michael Stoehr - VOXX International Corporation - SVP and CFO

It's in the footnotes if you want to pick it up.

James Winchester - QVP - Analyst

Okay, great. Appreciate it. Thanks.

Operator

(Operator Instructions). Scott Tilghman, B. Riley Caris.

Scott Tilghman - B. Riley Caris - Analyst

Thanks. I wanted to touch on a few other things, too, what you call more housekeeping items. One, from a GAAP standpoint, tax rate looked a little bit low. Just in terms of modeling going forward, should we head back to sort of that 38%, 39% level, or is the 32% going to be a good number to use?

Michael Stoehr - VOXX International Corporation - SVP and CFO

I would stay at the 38. We had -- we did some tax work in that as well and picked up some tax credits. But just for modeling purposes, stay with the 38. Also, we are looking now, part of the -- when they passed the -- when they got over the fiscal cliff, the Revenue Act, they reinstated the R&D study so we are going back into that again which will actually give us some tax credits, but we don't have much right now.

Scott Tilghman - B. Riley Caris - Analyst

Okay and then, Mike, you talked about CapEx being a little bit higher this year.

Michael Stoehr - VOXX International Corporation - SVP and CFO

Yes.

Scott Tilghman - B. Riley Caris - Analyst

Previously you had given a number of about $13 million. It looks like maybe you are on pace for $16 million to $17 million. Just wondering if there is anything unusual that pushed that number up relative to earlier expectations? And then when you talked about next year being lower, wondering if you can give us a sense of magnitude?

Michael Stoehr - VOXX International Corporation - SVP and CFO

Well what has occurred in the CapEx, if we strip out the regular capital expenditures for VOXX Company, we have the systems project that was there. As we had mentioned, we purchased the Klipsch building and if you look in the footnotes you will see the difference between the financing costs and the down payments which is roughly around 3 and change.

Scott Tilghman - B. Riley Caris - Analyst

Okay.

Michael Stoehr - VOXX International Corporation - SVP and CFO

But then we also stepped in and we -- in Venezuela, as we have mentioned, you can only take so much money out of the country and they are extremely profitable. So we have done to hedge against foreign exchange, we have deployed some of the excess cash into purchasing small warehousing units at the port and that occurred in the third quarter.

Scott Tilghman - B. Riley Caris - Analyst

Okay.

Michael Stoehr - VOXX International Corporation - SVP and CFO

And then, what you will see happening in the fourth quarter, we have accelerated a little bit of our final real estate projects and we acquired the building in Germany, which houses several of our companies that we have moved in there to reduce other lease expense. So this is all part of that fixed cost program that Pat has talked about.

So you are right, around $16 million, $17 million, you will see -- a little bit more than that because we are at $15 million right now. But when you come back to next fiscal year, you will fall back to VOXX running at its usual $2 million to $3 million and then you have Hirschmann which has higher CapEx requirements, be around $9 million, $10 million, somewhere in there.

Scott Tilghman - B. Riley Caris - Analyst

Okay.

Michael Stoehr - VOXX International Corporation - SVP and CFO

We are just putting our budgets together again so I'm just giving you kind of a ballpark.

Scott Tilghman - B. Riley Caris - Analyst

Okay. Thinking about sort of the cost side of the equation looking forward, obviously there was an uptick in the engineering and tech support with the acquisition of Klipsch I guess two years ago and Hirschmann last year. Should we see much of an uptick for that in calendar '13, fiscal '14? Or should it more or less track sales?

Pat Lavelle - VOXX International Corporation - President and CEO

Well, I think you will see some additional expenditures as we develop some of the new programs under the Hirschmann program and some of our OEM programs do drive some of those expenses. Not anything that would really impact the numbers that much.

Scott Tilghman - B. Riley Caris - Analyst

Okay, and then related to that, I just wanted to circle back to the mobile TV rollout. Do you have a sense of what the rollout pace or timing will look like? Obviously, the program hit sort of midyear, but it isn't going to hit all the manufacturers all at once so I was wondering if you could give us a sense of what you expect there?

Pat Lavelle - VOXX International Corporation - President and CEO

Yes. The rollout will start in the May/June timeframe. We will start in the aftermarket first. We will be delivering OEM platforms to our OEM customers, but the validation process that they go through would not really give us any validated product for a big portion of our fiscal 2014. I would be looking at OEM programs to start in the 2015 fiscal.

So what we will see is a rollout into the aftermarket. We expect that there is about 30 million to 40 million screens already in cars. We will see sales to those individuals who would like to upgrade their systems. And then you will see sales as new rear-seat entertainment products are installed in cars whether they be at retail or through new car dealers. There will be a good attachment to the rear-seat entertainment sales for a digital TV tuner.

Scott Tilghman - B. Riley Caris - Analyst

Thank you.

Operator

At this time there is no further questions. I will turn it back to management for closing remarks.

Pat Lavelle - VOXX International Corporation - President and CEO

Okay. I want to thank you all for your interest in our Company. I wish you all a good fortune and good health in this coming year. Have a great day. Thank you.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

Disclaimer
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.